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                                                                     EXHIBIT 5.1

                        [Quarles & Brady LLP Letterhead]

                                                      April 9, 2002


The Manitowoc Company, Inc.
500 South 16th Street
Manitowoc, Wisconsin  54221

Ladies and Gentlemen:

         We are providing this opinion in connection with the Registration Statement of The Manitowoc Company, Inc. ("MTW") on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance of up to 2,243,590 shares of MTW common stock, $.01 par value (the "Shares"), pursuant to the Agreement and Plan of Merger, dated as of March 18, 2002 (the "Merger Agreement"), by and among MTW, Grove Investors, Inc. ("Grove"), and Giraffe Acquisition, Inc. ("Merger Sub"), a wholly owned subsidiary of MTW, providing for the statutory merger of Merger Sub with and into Grove (the "Merger").

         We have examined: (i) the Registration Statement; (ii) MTW's Restated Articles of Incorporation and Restated Bylaws, as amended to date; (iii) the Merger Agreement, which is attached as an annex to the proxy statement and prospectus contained in the Registration Statement; (iv) corporate proceedings of MTW and Merger Sub relating to the Merger Agreement and the transactions contemplated thereby; and (v) such other documents, and such matters of law, as we have deemed necessary in order to render this opinion. Based on the foregoing, it is our opinion that:

         1. MTW is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

         2. When (a) the Registration Statement, and any amendments thereto (including post-effective amendments), shall have become effective under the Act, (b) the Merger Agreement and the issuance of the Shares pursuant thereto shall have been duly approved by the stockholders of Grove, as contemplated therein and in the Registration Statement, (c) the parties shall have received all necessary regulatory approvals required to consummate the Merger, (d) the Merger shall have been duly consummated in accordance with the terms of the Merger Agreement and the laws of the State of Delaware, and
                  (e) up to 2,243,590 Shares have been issued in accordance with the provisions of the Merger Agreement, such Shares will have been validly issued and will be fully paid and nonassessable by MTW, sub-

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                  ject to the personal liability which may be imposed on
                  shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

         We have not passed upon the actions of the Board of Directors of Grove to authorize the consummation of the Merger, and have assumed that all necessary action has been taken.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the proxy statement and prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of
Section 11 of the Act, or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                    Very truly yours,

                                                    /s/ Quarles & Brady LLP

                                                    QUARLES & BRADY LLP